Exhibit 10.30

DECLARATION OF IRREVOCABLE TRUST

FOR THE

SANDWICH ISLES TRADING CO., INC. TRUST,

DATED SEPTEMBER 16, 2014,

James W. Kniest, Jr., TRUSTEE.

This Declaration of Irrevocable Trust is made this 16th day of September, 2014, by and between Shaun Roberts as the CEO and sole remaining representative of SANDWICH ISLES TRADING CO. INC., a Hawaiian Corporation in the process of winding up and dissolving (hereinafter the "Company"), on behalf of said Company as Trustier  (hereinafter referred to as “Trustier”), and  of James W. Kniest Jr., of 5504 w 142nd St., Hawthorne, CA 90250, hereinafter called the Trustee.

1.  The Trustier hereby irrevocably assigns, conveys and gives to the Trustee, in trust, the Property described on Exhibit A hereto (the “Property”):

2.  The Trustee shall receive and hold said Property, together with any additions thereto, in trust for the use and benefit of the following persons in the following order:

First for the benefit of any known or unknown creditors of the Company and/or holders of options to acquire shares of the Company, or shares of KonaRed Corporation common stock formerly owned by the Company;

And then

For the benefit of all shareholders of the Company existing as of the date of theCompany’s dissolution, in proportion to their holding of shares of the commonstock of the Company as of said date of dissolution.

3.  The Trustee shall maintain the Trust for Six Months from the above date, and transfer from the Property of the Trust, shares or KonaRed Corp Common stock, or sell such shares and deliver cash, in satisfaction of any and all valid claims of creditors of the Company made during such period, and shall concurrently deliver shares of KonaRed Corp common stock out of the Property of the Trust to holders of options to acquire such shares from the Company prior to its dissolution, upon exercise of such options by such option holders, in exchange for payment to the Trust by the option holders of the option exercise amounts provided for in such options.

4.  At the end of the aforesaid six month period, the Trustee shall pay any and all expenses of the Trust, including the fixed fee to the Trustee, and distribute all remaining Property held by the Trust, in cash or in kind, pro rata to the existing shareholders of the Company on its date of dissolution, in the ratio that each shareholder held  shares in the Company on said date.

5.  This trust shall be irrevocable and unamendable.  Trustier is aware of the consequences of establishing an irrevocable trust and hereby affirms that the trust created by this agreement shall be irrevocable by Trustier or by any other person, it being Trustier’s intention to make the beneficiary/beneficiaries named herein, in the order indicated, the sole beneficiaries of the property contributed to this Trust.

6.  This agreement and the trust created hereby shall be administered, managed, governed and regulated in all respects according to applicable statutes of the State of California.

7.  The Trustee, in addition to all other powers granted by this agreement and by law, shall have the following additional powers with respect to the trust, to be exercised from time to time at the Trustee's discretion:

-To invest and reinvest, lease, rent, mortgage, insure, repair, improve or sell any of the Property of the trust as he may deem advisable.

-To initiate or defend, at his discretion, any litigation affecting the trust.

-To employ and to pay from the trust reasonable compensation to such attorneys, accountants, brokers, and investment, tax and other advisors as he shall deem advisable.

-To submit to arbitration, to compromise or to release or otherwise adjust, with or without compensation, any and all claims affecting the trust estate.

8.  No bond for the faithful performance of duties shall be required of any Trustee appointed under this agreement.

9.  The Trustee shall  be paid a fixed fee of $5,000 for serving as the Trustee of the Trust, to be paid to the Trustee out of Trust assets in cash or in kind, on the date of termination of the Trust. In addition, if additional and unanticipated services are required of the Trustee, the Trustee shall be paid additional reasonable compensation for such services performed by him out of the Trust assets from time to time as such services are rendered by the Trustee, but such compensation shall not exceed the amount customarily received by corporate fiduciaries in the area for like services.

10.  No Trustee of the trust created by this agreement shall at any time be held liable for any action or default of himself, or of his agent, or of any other person in connection with the administration and management of this trust unless caused by his own willful act of breach of trust.9.

11.  The Trustee, by joining in the execution of this agreement, hereby signifies his acceptance of this trust in accordance with its terms.

12.  The Trustee shall have sole authority to determine what shall be defined as income and what shall be defined as principal of the trust established by this agreement, and to determine which costs, taxes and other expenses shall be paid out of income and which shall be paid out of principal.

13. The trustees shall at all times keep full and proper books of accounts and records of his proceedings and doings, and shall periodically render account of the trust to any beneficiary requesting it.

14.  Any trustee may resign by written instrument duly acknowledged and attached to the original of this instrument, or recorded with Los Angeles County if the original is recorded there.  Any vacancy in the office of the trustees shall be filled by the remaining trustees, if any, by an instrument in writing, signed by them and assented to in writing, or by the holder or holders of a majority in amount of the beneficial interests. This appointment will be attached to the original of this instrument, or recorded as in the case of resignation provided for above.

15. The terms and provisions of this trust may be modified at any time or times by an instrument in writing, signed, sealed and acknowledged by the trustee(s), and assented to in writing by a majority in interest of the beneficiaries, and attached to the original of this instrument, or recorded with Los Angeles County if the original is recorded there.

16.  In the event that any portion of this agreement or the trust created hereby shall be held illegal, invalid or otherwise inoperative, it is Trustier’s intention that all of the other provisions hereof shall continue to be fully effective and operative insofar as is possible and reasonable.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

TRUSTIER:

SANDWICH ISLES TRADING CO. INC.

BY: /s/ Shaun Roberts

Shaun Roberts, CEO and sole and remaining Designated Representative

TRUSTEE

 /s/ James W. Kniest, Jr.

James W Kniest, Jr.
5504 w 142nd st
Hawthorne CA 90250

<< Notary Seal >>

EXHIBIT A

3,295,327 Common Shares of KonaRed Corp., currently standing in a Certificate(s) in the name of Sandwich Isle Trading Co Inc.